EXHIBIT 99.1
Commercial Metals Company to Increase Cash Dividend 50%;
Cash Dividend Rate Triples Over Past Year
     Irving, TX — November 7, 2006 — Commercial Metals Company (NYSE: CMC) today announced its intent to institute a quarterly cash dividend of 9 cents per share to be effective with its next cash dividend, anticipated to be declared in December and paid in January 2007. The new cash dividend rate represents a 50% increase from the former rate of 6 cents per share.
     In making the announcement, CMC President and Chief Executive Officer Murray R. McClean said, “This action reflects CMC’s confidence in our near-term as well as long-term business prospects. Rewarding and sustainable increases in our cash dividend rate as evidenced by this significant increase, our third this year, are an important element of that continuing effort. In April 2006, CMC’s dividend was increased 67% and, following our two-for-one stock dividend in May, the cash dividend was again increased by 20% in July 2006. The increase in the rate announced today coupled with the April and July increases triples our cash dividend over a one year period. This continues our aggressive focus on stockholder value.”
     CMC has paid 168 consecutive quarterly cash dividends.
     The first two paragraphs contain forward-looking statements regarding the Company’s prospects, including future financial results, market conditions and future cash dividend policy. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel mills and other steel suppliers including import quantities and pricing, court decisions, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.
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(CMC to Increase Cash Dividend 50% — Page 2)
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact: Debbie Okle
     Director, Public Relations
     214.689.4354
2007-04